Exhibit 99.1

Interleukin Genetics’ Receives Notification of Failure

To Meet Continued Listing Standard Section 1003(a)(iii).

Waltham, MA – December 26, 2008 – Interleukin Genetics, Inc. (NYSE Alternext US: ILI) announced today, that on December 23, 2008 the Company received notice from the NYSE Alternext US LLC (the “the Exchange”) indicating that the Company is not in compliance with certain conditions of the Exchange’s continued listing standards under Section 1003 of the Company Guide. Specifically, the Exchange noted the Company’s failure to comply with Section 1003(a)(iii) of the Company Guide because its stockholders’ equity is less than $6,000,000 and it has had losses from continuing operations and net losses in its five most recent fiscal years.  The notice was based on a review by the Exchange of publicly available information, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.   As of September 30, 2008, the Company’s stockholders’ equity was approximately $5.9 million.  Upon receipt of notice from the Exchange, the Company is subject to the procedures and requirements of Section 1009 of the Company Guide.

The Company is entitled to submit a plan of compliance to the Exchange by January 23, 2009 advising the Exchange of the actions the Company has taken, or will take, that would bring it into compliance with the continued listing standards identified above by June 23, 2010. If the Exchange accepts the plan, then the Company may be able to continue its listing during the plan period up to June 23, 2010, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan.

If the Company fails to submit such a plan, the plan is not accepted, the Company does not make progress toward compliance consistent with the plan, or is not in compliance at the end of the plan period, then the Company may be subject to delisting proceedings by the Exchange. There can be no assurance that the Exchange staff will accept the Company’s plan of compliance or that, even if such plan is accepted, the Company will be able to implement the plan within the prescribed timeframe.

The Company has begun developing its plan to regain compliance and has already informed the Exchange staff that it intends to make a timely submission to the Exchange in which it will outline the actions and timeframe by which the Company intends to cure the listing deficiency and to regain its compliance with the Exchange’s continued listing requirements.

As a consequence of falling below the Exchange’s continued listing standards, the Company’s stock trading symbol has become subject to the indicator “.BC” to denote its noncompliance.

The trading symbol will bear this indicator until the Company regains its compliance with the Exchange continued listing requirements.

About Interleukin Genetics

Interleukin Genetics, Inc. (AMEX:ILI), is a healthcare company that specializes in the development of genetic biomarker tests for sale to the emerging personalized health market.  The Company is focused on the future of health and medicine.  Interleukin Genetics uses its leading genetics research and scientific capabilities to develop and commercialize innovative diagnostic and risk assessment genetic tests.  These products could help to improve an individual’s understanding of needed lifestyle changes or of therapeutic products that can be used to better manage their health.  Interleukin Genetics has developed and commercialized genetic tests for risk assessment of coronary artery disease, periodontal disease, and general nutrition.  Through its AJG subsidiary, the Company also currently offers an array of Nutraceutical and OTCeuticals® products, including Ginkoba™, Ginsana® and Venastat® which are sold at the nation’s largest food, drug and mass retailers. Interleukin Genetics is headquartered in Waltham, MA.  For more information about Interleukin Genetics and its ongoing programs, please visit www.ilgenetics.com.

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Certain statements contained herein are “forward-looking” statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core  technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to regain compliance with Section 1003(a)(iii) of the NYSE Alternext US LLC Company Guide, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2007 as amended, filed with the Securities and Exchange Commission, our quarterly reports on Form 10-Q and other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

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Contacts:

Media:	Investor Relations:
Lisa Rivero	Melanie Friedman
LaVoie Group	Stern Investor Relations
978-745-4200 x106	212-362-1200
lrivero@lavoiegroup.com	melanie@sternir.com
www.lavoiegroup.com